AMENDMENT TO ADMINISTRATION AGREEMENT

THIS Amendment TO ADMINISTRATION AGREEMENT (this “Amendment”) effective as of February 5, 2024, by and among CM Advisors Family of Funds, a limited liability company organized under the laws of the state of Delaware (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”).

WHEREAS, Ultimus and the Trust are parties to that certain Administration Agreement dated November 20, 2006, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.

(a)	Amended Schedule B to the Agreement hereby is deleted in its entirety and replaced with Schedule B attached hereto, as the same may be amended from time to time.

2.       Miscellaneous.

(a)       Except as amended hereby, the Agreement shall remain in full force and effect.

(b)       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

CM ADVISORS FAMILY OF FUNDS By: /s/ James D. Brilliant James D. Brilliant President, CM Advisors Family of Funds	ULTIMUS FUND SOLUTIONS, LLC By: /s/ Gary Tenkman Gary Tenkman Chief Executive Officer

SCHEDULE B

TO THE ADMINISTRATION AGREEMENT BETWEEN

CM ADVISORS FAMILY OF FUNDS

AND

ULTIMUS FUND SOLUTIONS, LLC

DATED NOVEMBER 20, 2006

This Schedule B applies to the services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to CM Advisors Family of Funds (the “Trust”) for the funds listed on Schedule A (individually referred to herein as a “Portfolio” and collectively as the “Portfolios”), pursuant to that Administration Agreement dated November 20, 2006, as amended (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

Pursuant to Section 4 of the Agreement, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Trust will pay Ultimus a fee computed with respect to each Portfolio as follows:

Average Daily Net Assets	Administration Fee
Up to $500 million	_____%
$500 million to $2 billion	_____%
$2 billion to $3 billion	_____%
In excess of $3 billion	_____%

The fee will be subject to an annual minimum of $_____ with respect to each Portfolio.

2.	Forms N-CEN and N-PORT

2.1.          The Trust agrees to pay Ultimus a one-time implementation fee of $_____ per Portfolio and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Portfolio’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Portfolio’s compliance date for Form N-PORT. In addition, the Trust agrees to pay Ultimus an annual fee, beginning on the compliance date for Form N-PORT, as follows:

	Number of Securities	Annual Fee
Equity Portfolios*	Less than 500	$_____ plus out of pocket charges
	501 to 2,000	$_____ plus out of pocket charges
	Over 2,000	$_____

Fixed Income Portfolios	Less than 500	$_____ plus out of pocket charges
	501 to 1,000	$_____ plus out of pocket charges
	Over 1,000	$_____

* Equity Portfolio is defined as any portfolio that has less than 25% debt exposure (which excludes cash and money market funds) over the previous three-month period.

2.2.          The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Trust agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of _____% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

3.	Out-Of-Pocket Expenses

In addition to the above fees, each Portfolio will reimburse Ultimus for the costs of the daily portfolio-price-quotation services utilized by such Portfolio and for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

4.        LIQUIDITY RISK MANAGEMENT PROGRAM

The Trust agrees to pay Ultimus the fees below.

Implementation Fee (payable in six equal installments commencing with initial compliance date)	$_____ per investment adviser
Annual Fee	$_____
Form N-LIQUID preparation and related Notification to the Trust’s Trustees	$_____ per event
Optional ICE Vantage Liquidity Indicator Model	Out of Pocket Charges

The parties duly executed this Schedule B as of February 5, 2024.

	CM Advisors Family of Funds		Ultimus Fund Solutions, LLC
By:	/s/ James D. Brilliant	By:	/s/ Gary Tenkman
Name:	James D. Brilliant	Name:	Gary Tenkman
Title:	President, CM Advisors Family of Funds	Title:	Chief Executive Officer